UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

SOUTHERN CHINA LIVESTOCK, INC.
(Name of Registrant as Specified in Its Charter)

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SOUTHERN CHINA LIVESTOCK, INC.
88 Guihuayuan, Guanjingcheng
Yujiang, Yingtan City, Jiangxi Province 335200
People’s Republic of China

NOTICE IS HEREBY GIVEN, pursuant to Section 228(e) of the Delaware General Corporation Law, that the holders of more than a majority of the outstanding shares of common stock of Southern China Livestock, Inc., a Delaware corporation, have taken the following actions without a meeting of stockholders:

(1)
The approval of an amendment to our certificate of incorporation which (i) effects a one-for-two reverse split of our common stock and (ii) reduces our authorized capital stock to 5,000,000 shares of preferred stock, par value $0.001 per share, and 20,000,000 shares of common stock, par value $0.001 per share.

This action will become effective on or about the 20th day after this information statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By order of the Board of Directors Luping Pan President and Chief Executive Officer

Yingtan City, People’s Republic of China
March   , 2011

SOUTHERN CHINA LIVESTOCK, INC.
88 Guihuayuan, Guanjingcheng
Yujiang, Yingtan City, Jiangxi Province 335200
People’s Republic of China
+86 (701) 568-0890

INFORMATION STATEMENT

 Action by Written Consent of Stockholders

 GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of proposals to approve the actions described in this information statement.  We are mailing this information statement to our stockholders on or about March   , 2011. No action is requested or required on your part.

What action was taken by written consent?

We obtained stockholder consent to the approval of an amendment to our certificate of incorporation which effects a one-for-two reverse split of our common stock and reduces our authorized capital stock to 5,000,000 shares of preferred stock, par value $0.001 per share, and 25,000,000 shares of common stock, par value $0.001 per share.

How many shares of common stock were outstanding on the date that we received stockholder approval?

On February 24, 2011, the date on which we received consent for the above items, there were 7,144,071 shares of common stock, par value $0.001 per share, outstanding.

What vote was obtained to approve the reverse split and the amendment to the certificate of incorporation as described in this information statement?

We obtained the consent of the holder of 4,386,438 shares of common stock, representing 61.4% of our outstanding common stock, on February 24, 2011.  As a result, we have obtained all stockholder approval necessary under the Delaware General Corporation Law for the approval of the amendment to our certificate of incorporation to effect the reverse split. The consent was given by Shu Mei Yu, Ltd.

What approval is required for the action taken be written consent?

Pursuant to the Delaware General Corporation Law, the approval of the amendment to our certificate of incorporation to effect the reverse split and to reduce our authorized capital stock requires the affirmative vote of a majority of our outstanding shares.  Thus, we have obtained all stockholder approval required under Delaware law.

What are the effects of the reverse split on our stockholders?

As a result of the reverse split:

•	Each share of common stock will automatically become and be converted into one-half share of common stock.

•	Any fractional shares which would be issuable as a result of the reverse split would be rounded up to the next higher whole number of shares.

Is any further action required by stockholders?

You are not required to take any action before the reverse split becomes effective.  Once the reverse split becomes effective, you will receive a transmittal letter for you to receive any shares which are due to you as a result of the reverse split upon delivery of your existing stock certificate.

What are the consequences of the Reverse Split?

As a result of the reverse split, the number of outstanding shares of common stock will be reduced from 7,144,071 shares, which are outstanding on the date of this information statement, to approximately 3,572,036 shares.  The exact number of shares outstanding after the reverse split will be determined following the effectiveness of the reverse split when we can determine the exact number of shares issued in respect of fractional shares.

How will the reverse split be treated for United States federal income tax purposes?

The combination and exchange of each two shares of the common stock into one share of new common stock should be a tax-free transaction, and the holding period and tax basis of the old common stock will be transferred to the new common stock received in exchange therefore.

This discussion, which relates to United States residents, should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all stockholders. You should consult your own tax advisors to know how federal, state, local and foreign tax laws affect you.

Who is our transfer agent?

Our transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209. The telephone number of our transfer agent is (303) 282-4800.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement.  Only one information statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this information statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.  We estimate our legal, transfer agent, printing, mailing and related costs associated with this information statement will be approximately $15,000.

When will the reverse split and the reduction of our authorized capital stock become effective?

This information statement is first being mailed or furnished to our stockholders on or about March   , 2011 and the actions described in this information statement will become effective on or about the 20thday thereafter.

May the board of directors abandon the reverse split and the amendment to our certificate of incorporation?

The board of directors may abandon the reverse split and the amendment to our certificate of incorporation at any time prior to the effectiveness of the amendment.

Where can you get copies of this proxy statement and any other material that we have filed with the SEC in connection with the reverse split?

We make all of our filings with the SEC, including this information statement and the Schedule 13E-3 relating to the reverse split, on the SEC’s EDGAR system. This information is available through the SEC’s website at www.sec.gov.

We also maintain copies of our filings with the SEC on our corporate website. You can obtain access to these filings at www.southernchinalivestock.com.

APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
EFFECT A ONE-FOR-TWO REVERSE SPLIT OF OUR COMMON STOCK AND
REDUCE OUR AUTHORIZED CAPITAL STOCK

The Amendment to our Certificate of Incorporation

Our board of directors has approved an amendment to our certificate of incorporation which will:

•	effect a one-for-two reverse split of our common stock;

•	reduce the number of authorized shares of preferred stock to 5,000,000 shares; and

•	reduce the number of authorized shares of common stock to 20,000,000 shares.

The amendment also sets forth in greater detail the rights of the board of directors to set forth the rights, preferences, powers and limitations of the holders of one or more series of preferred stock. As a result of the reverse split, each share of common stock outstanding at the effective time of the reverse split, will, without any action on the part of the holder thereof, become one-half of a share of common stock each share owned on the effective date of the reverse split. The common stock, as presently constituted, is referred to as the old common stock, and the common stock resulting from the reverse split is referred to as the new common stock.

Our certificate of incorporation presently authorizes the issuance of 50,000,000 shares of preferred stock and 200,000,000 shares of common stock.  Pursuant to the amendment to our certificate of incorporation, the number of authorized shares of preferred stock will be reduced to 5,000,000 shares and the number of authorized shares of common stock will be reduced to 20,000,000 shares.  The par value of our preferred stock and our common stock, which is $0.001 per share, will not be affected by the amendment to our certificate of incorporation.  As of the date of this information statement, there are no shares of preferred stock outstanding, although we have authorized, but have not yet filed the certificate of designation relating to, the issuance of a series of preferred stock, which has been designated as the series A convertible preferred stock and consisting of 500,000 shares.  Each share of series A preferred stock will be convertible into one new share of common stock commencing nine months after we commence a public offering of our common stock.  We have filed a registration statement with respect to an initial public offering of our common stock, but we cannot assure you that the offering will be completed.

No fractional shares of common stock will be issued in the reverse split. We will issue, with respect to any fractional shares which would be issuable, one-half share of new common stock which will result in the holder having a whole number of shares.

We will effect the reverse split by filing a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware on or about the 20th day following the date that this information statement is mailed to our stockholders.  The reverse split will become effective on the date of such filing.  The certificate of amendment will be in substantially the form of Exhibit A to this information statement.

As a result of the reverse split, the number of outstanding shares of common stock will be reduced from 7,144,071 shares, which are outstanding on the date of this information statement, to approximately 3,572,036 shares. The exact number of shares of new common stock will be determined after the issuance of shares in lieu of fractional shares.

We have outstanding warrants to purchase 852,061 shares of common stock at an exercise price of $5.50 per share.  As a result of the reverse split, these warrants will become warrants to purchase approximately 426,031 shares of common stock at an exercise price of $11.00 per share.

Our stockholders will not have any right of appraisal or any other right with respect to the reverse split other than the right to receive cash for fractional shares as described in this information statement.

Dividend Policy

We currently do not anticipate paying any cash dividends on our common stock in the foreseeable future. Although we intend to retain our earnings, if any, to finance the growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Our subsidiaries paid dividends to their then shareholders in the amount of approximately $13.1 million and $8.9 million in the years ended September 30, 2009 and 2008, respectively.

In addition, due to various restrictions under the laws of the People’s Republic of China (the “PRC”) on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders. The Wholly Foreign Owned Enterprise Law (1986), as amended, and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended, and the Company Law of the PRC (2006), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the sales from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

Market for Our Common Stock

There is presently no market for our common stock.

Exchange of Certificate and Elimination of Fractional Share Interests

On the effective date of the reverse split, each share of old common stock will automatically be combined and changed into one-half share of new common stock. No additional action on our part or on the part of any stockholder will be required in order to effect the reverse split. Stockholders will be requested to exchange their certificates representing shares of old common stock held prior to the reverse split for new certificates representing shares of new common stock issued as a result of the reverse split. Stockholders will be furnished the necessary materials and instructions to enable them to effect such exchange promptly after the effective date. Certificates representing shares of old common stock subsequently presented for transfer will not be transferred on our books and records, but we will effect the conversion of the old common stock into shares of new common stock. You should not submit any certificates until requested to do so.

As discussed above, no fractional shares of new common stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of their certificates representing shares of old common stock, receive such additional fractional share as will result in the holder having a whole number of shares.

In the event any certificate representing shares of old common stock is not presented for exchange upon our request, any dividends or other distributions that may be declared after the effective date of the reverse split with respect to the new common stock represented by such certificate will be withheld by us until the certificate for the old common stock has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

Federal Income Tax Consequences of the Reverse Stock Split

The combination and change of each two shares of the old common stock into one share of new common stock should be a tax-free transaction, and the holding period and tax basis of the old common stock will be transferred to the new common stock received in exchange therefore.

This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

No Appraisal Rights

An appraisal right is a right granted by the laws of the state of a corporation’s incorporation which provide dissenting stockholders who follow a procedure set forth in the statute to seek to obtain value for their shares.  A reverse split is not a transaction which gives stockholders any rights of appraisal.  As a result, you will not have any rights of appraisal with respect to the reverse split.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information as to shares of common stock beneficially owned as of February 28, 2011, by:

•	each director;
•	each officer named in the summary compensation table in our annual report on Form 10-K/A for the fiscal year ended September 30, 2010;
•	each person known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and officers as a group.

Name and Address of Beneficial Owner (1)(2)	Title	Shares of Common Stock Beneficially Owned	Percent of Class Beneficially Owned (3)

Directors and Executive Officers

Dengfu Xu (4)	Chairman of the Board of Directors	1,075,206	15.1%

Luping Pan (5)	President, Chief Executive Officer, Secretary, and Director	726,589	10.2%

Wei (Wayne) He	Chief Financial Officer and Director	0	0%

Juxi Liu	Director	0	0%

Bernard J. Tanenbaum III	Director	0	0%

William E. Thomson	Director	0	0%

Maopu Xiao	Director	0	0%

Officers and Directors as a Group (a total of two persons beneficially owning stock)		1,801,795	25.3%

5% Owners

Shu Mei Yu, Ltd. (4)(5)(7)(8)(9)		4,386,438	61.4%

Gibralt Capital Corporation (6)		375,000	5.2%

Mude Pan (7)		488,104	6.8%

Genkai Zhang (8)		418,411	5.9%

Xianyue Li (9)		418,441	5.9%
_______________
(1)
Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership generally includes voting or investment power with respect to securities. Common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days as of the date hereof are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person and is based on 7,144,071 shares of common stock issued and outstanding on February 28, 2011.

(2)	Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)
Applicable percentage of ownership is based on 7,144,071 shares of common stock outstanding as of February 28, 2011together with securities exercisable or convertible into common stock within 60 days February 28, 2011 for each stockholder.

(4)
On February 10, 2010, Liqiang Song granted an option to Dengfu Xu pursuant to which Mr. Xu has the right to purchase for $0.01 per share, a total of 1,075,206 shares of common stock and granted Mr. Xu voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements.

(5)
On February 10, 2010, Liqiang Song granted an option to Luping Pan to purchase, for $0.01 per share, a total of 726,589 shares, of common stock and granted Mr. Pan voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements.

(6)
Includes 125,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $5.50 per share. Ryan Dunfield has voting and investment control over the shares owned by this entity.

(7)
On February 10, 2010, Liqiang Song granted an option to Mude Pan pursuant to which Mr. Pan has the right to purchase for $0.01 per share, a total of 488,104 shares of common stock and granted Mr. Pan voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements.

(8)
On February 10, 2010, Liqiang Song granted an option to Genkai Zhang pursuant to which Genkai Zhang has the right to purchase for $0.01 per share, a total of 418,411 shares of common stock and granted Genkai Zhang voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements.

(9)
On February 10, 2010, Liqiang Song granted an option to Xianyue Li pursuant to which Xianyue Li has the right to purchase for $0.01 per share, a total of 418,411 shares of common stock and granted Xianyue Li voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements.

Our officers or directors have no interest in the reverse split other than as a stockholder.

FINANCIAL STATEMENTS

Our audited financial statements, which include our consolidated balance sheets at September 20, 2010 and 2009 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2010, are included in our Form 10-K/A for the fiscal year ended September 30, 2010. Our unaudited financial statements, which include our consolidated balance sheet at December 31, 2010 and September 30, 2010 and the related consolidated statements of income and comprehensive income and cash flows for the three months ended December 31, 2010 and 2009 are included in our Form 10-Q for the three months ended December 30, 2010. A copy of our 10-K/A for the fiscal year ended September 30, 2010 and our 10-Q for the three months ended December 31, 2010 and 2009 accompany the delivery of this information statement.

Copies of our Form 10-K/A for the year ended September 30, 2010 and the Form 10-Q for the three months ended December 31, 2009 may be obtained without charge by writing to Mr. Wei (Wayne) He, chief financial officer, Southern China Livestock, Inc., 88 Guihuayuan, Guanjingcheng, Yujiang, Yingtan City, Jiangzi Province, People’s Republic of China. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’ Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. In addition, we maintain a website at which all of our SEC filings are available, including this information statement. Our website is www.southernchinalivestock.com.

OTHER MATTERS

Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than March 31, 2011 to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than March 31, 2011.  If notice of any stockholder proposal is received after March 31, 2011, then the notice will be considered untimely and we are not required to present such proposal at the 2011 annual meeting.

By Order of the Board of Directors Luping Pan President and Chief Executive Officer

Yingtan City, People’s Republic of China
March   , 2011

Appendix A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
SOUTHERN CHINA LIVESTOCK, INC.

Southern China Livestock, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “corporation”), does hereby certify:

1. The certificate of incorporation of the corporation was filed with the Secretary of State on September 27, 2007.

2. Article FOURTH of the certificate of incorporation is hereby amended and restated to read as follows:

FOURTH:  (a)  The total number of shares of capital stock which the corporation is authorized to issue is 25,000,000 shares, of which:

(i) 5,000,000 shares shall be designated as Preferred Stock, and shall have a par value of $0.001 per share; and

(ii) 20,000,000 shares shall be designated as Common Stock, and shall have a par value of $0.001 per share.

(b)   The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time, including but not limited to:

(i)  the designation of such class or series;

(ii)  the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or non-cumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii)  whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv)  the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(v)   whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi)  the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such class or series shall be entitled;

(vii)  the restrictions, if any, on the issue or reissue of any additional shares or any class or series of Preferred Stock; and

(viii)  the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation.

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(c)   Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

(d)   No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

3. The certificate of designation for the Series A Convertible Preferred Stock, which was filed with the Secretary of State on March   , 2011, shall remain in full force and effect and shall not be affected by this certificate of amendment.

4. Upon the filing of this certificate of amendment to the certificate of incorporation, each share of Common Stock, par value $0.001 per share, shall automatically become and be converted into one-half of a share of Common Stock.

5. This amendment to the certificate of incorporation has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

6. The capital of the corporation will not be reduced under or by reason of any amendment herein certified.

IN WITNESS WHEREOF, Southern China Livestock, Inc. has caused this certificate of amendment to be signed by its president and chief executive officer this    th day of March, 2011.

/s/ Luping Pan
Luping Pan
President and Chief Executive Officer

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